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Exhibit 99.1

Contact:
Shelley Boxer, V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investor Relations: Eric Boyriven/Lindsay Hatton
Press: Scot Hoffman
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS
FISCAL 2003 FOURTH QUARTER RESULTS
—Net Income Increases 52.9% on Revenue Increase of 3.5%—
—Operating Income Increases 41% as Operating Margins Rise to 10.3%—

Melville, NY, November 4, 2003—MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), "MSC," one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its fourth fiscal quarter ended August 30, 2003.

For the fourth quarter of 2003, net sales increased 3.5% to $208.8 million from $201.7 million in the fourth quarter of 2002. Net income for the fourth quarter of 2003 increased 52.9% to $13.7 million, compared with net income of $9.0 million in the fourth quarter of last year. Diluted earnings per share rose 53.8% in the 2003 fourth quarter to $0.20 per diluted share, from $0.13 per diluted share in the year ago period.

The Company's 2003 fourth quarter results include a reduction in accruals of approximately $1.6 million, or $0.01 per diluted share, for medical and worker's compensation expenses due to better-than-previously anticipated experience in these areas. Included in the Company's 2002 fourth quarter results is a $700,000 write-off of the remainder of the Company's investment in online MRO businesses, as previously announced.

During the fiscal 2003 fourth quarter, MSC generated $25.8 million in free cash flow, exceeding internal expectations and further enhancing the Company's financial strength. Total free cash flow for the fiscal 2003 full-year period was $74.0 million. As of August 30, 2003 the Company's cash balance was $114.3 million (See Note 1), and long-term debt was $1.1 million.

"The fourth quarter of fiscal 2003 reflects the continuation of the strong performance we've seen throughout the fiscal year," said Mitchell Jacobson, Chairman & Chief Executive Officer. "On a revenue increase of 3.5%, we were able to increase gross margins by 100 basis points versus the fourth quarter of last year and convert a substantial portion of incremental revenues into operating income, resulting in operating margins of 10.3% for the fiscal 2003 fourth quarter and bottom-line growth of more than 50%. The key to these solid financial results has been the flawless execution of our business strategy. We have been able to leverage our market position and commitment to outstanding customer service to gain market share while also maintaining a constant focus on cost controls. These efforts, combined with our diversification strategy, allowed us to increase revenues and take advantage of the operating leverage inherent in our company."

For the fiscal 2003 full-year period, net sales totaled $844.7 million, an increase of 6.4% over fiscal 2002 net sales of $794.0 million. The Company reported net income for the 2003 full-year period of $52.1 million, an increase of 43.1% over net income of $36.4 million for the 2002 full-year period. For fiscal 2003, diluted earnings per share were $0.77 per diluted share, an increase of 51% over $0.51 per diluted share in the same period last year.

Mr. Jacobson continued, "Over the past few years, MSC has pursued a strategy of end market diversification designed to reduce cyclicality and risk. Throughout fiscal 2003, we have seen the benefits of this strategy. In the fourth quarter, sales to non-industrial customers increased 17%, offsetting relatively flat sales within our industrial customer base. Sales to non-industrial customers represent approximately 28% of total sales, and is an area that will continue to be a growth priority for MSC going forward."

Mr. Jacobson concluded, "As we enter fiscal 2004, we remain confident about the future. While there are a few recent data points that would indicate a recovery of the industrial marketplace, there has been little real improvement in this sector, and employment and inventory levels continue to reflect soft market conditions at this time. However, through continued expansion into the non-industrial sector and an unwavering focus on customer service, cost control and financial discipline, we will continue to gain share, drive revenue growth and take advantage of the leverage that exists in our infrastructure. While we cannot control the economy, we can and will control the direction of the Company, as the value of our investments over the past few years begin to be realized. Therefore, for the first quarter of fiscal 2004, we currently expect revenues of between $218 million and $222 million and diluted earnings per share of between $0.21 and $0.23."

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the third quarter of fiscal 2003 results and to comment on current operations. The call may be accessed via the Internet at: http://www.mscdirect.com

Note 1—Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment. Net cash flow provided by operating activities was $28.9 million and expenditures for property, plant and equipment were $3.1 million. Management considers free cash flow to be an important indicator of the Company's financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, and repurchases of the Company's stock.

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States. MSC distributes more than 500,000 industrial products from more than 2,600 suppliers to more than 340,000 customers. In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States. MSC reaches its customers through a combination of more than 33 million direct-mail catalogs and CD-ROMs, 90 branch sales offices, 430 sales people, the Internet and associations with some of the world's most prominent B2B e-commerce portals. For more information, visit the Company's Web site at http://www.mscdirect.com.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material.

Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing market conditions, competitive and regulatory matters, general economic conditions in the markets in which the Company operates, risk of cancellation or rescheduling of orders, work stoppages at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, availability of suitable acquisition opportunities, and various other risk factors listed from time to time in the Company's SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets
(In thousands)

	August 30, 2003	August 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$114,294	$59,978
Accounts receivable, net of allowance for doubtful accounts	93,598	94,322
Inventories	201,602	205,563
Prepaid expenses and other current assets	12,039	6,690
Deferred income taxes	11,051	4,339

Total current assets	432,584	370,892

Property, Plant and Equipment, net	106,935	112,721

Other Assets:
Goodwill	63,202	63,202
Other	16,249	16,133

	79,451	79,335

Total Assets	$618,970	$562,948

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$30,069	$31,561
Accrued liabilities	48,406	39,858
Current portion of long-term notes payable	169	213

Total current liabilities	78,644	71,632
Long-term notes payable	1,132	1,308
Deferred income tax liabilities	28,839	15,329

Total liabilities	108,615	88,269

Shareholders' Equity:
Class A common stock	39	38
Class B common stock	32	32
Additional paid-in capital	261,849	253,564
Retained earnings	331,568	283,348
Treasury stock, at cost	(83,133)	(62,303)

Total shareholders' equity	510,355	474,679

Total Liabilities and Shareholders' Equity	$618,970	$562,948

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	August 30, 2003	August 31, 2002	August 30, 2003	August 31, 2002
Net sales	$208,767	$201,741	$844,663	$793,976
Cost of goods sold	115,410	113,670	464,965	447,816

Gross profit	93,357	88,071	379,698	346,160
Operating expenses	71,754	72,745	296,760	286,185

Income from operations	21,603	15,326	82,938	59,975

Other Income/(Expense):
Interest income, net	614	310	1,387	996
Provision for impairment in carrying value of investments	—	(700)	—	(700)
Other (expense) income, net	(26)	(140)	88	(83)

	588	(530)	1,475	213

Income before provision for income taxes	22,191	14,796	84,413	60,188
Provision for income taxes	8,500	5,844	32,321	23,773

Net income	$13,691	$8,952	$52,092	$36,415

Per Share Information:
Net income per common share:
Basic	$0.21	$0.13	$0.78	$0.53

Diluted	$0.20	$0.13	$0.77	$0.51

Weighted average shares used in computing net income per common share
Basic	66,451	68,562	66,537	68,918

Diluted	68,310	69,788	67,912	70,783

MSC INDUSTRIAL DIRECT CO., INC.
Consolidated Statements of Cash Flows
(In thousands)

	For The Fiscal Years Ended
	August 30, 2003	August 31, 2002
Cash Flows from Operating Activities:
Net income	$52,092	$36,415

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	15,360	15,989
Provision for impairment in carrying value of investments	—	700
Impairment loss on the write-down of goodwill	—	152
Loss on disposal of property, plant and equipment	49	287
Provision for doubtful accounts	1,579	1,317
Stock option income tax benefit	3,101	1,421
Deferred income taxes	6,798	(406)
Changes in operating assets and liabilities:
Accounts receivable	(855)	(376)
Inventories	3,961	27,568
Prepaid expenses and other current assets	(5,349)	(1,662)
Other assets	(116)	1,420
Accounts payable and accrued liabilities	7,056	2,045

Total adjustments	31,584	48,455

Net cash provided by operating activities	83,676	84,870

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(9,623)	(7,848)

Net cash used in investing activities	(9,623)	(7,848)

Cash Flows from Financing Activities:
Purchases of treasury stock	(22,598)	(44,146)
Payment of cash dividend	(3,315)	—
Proceeds from associate stock purchase plan	1,211	1,088
Proceeds from exercise of common stock options	5,185	13,758
Repayments of notes payable	(220)	(210)

Net cash used in financing activities	(19,737)	(29,510)

Net increase in cash and cash equivalents	54,316	47,512
Cash and cash equivalents—beginning of period	59,978	12,466

Cash and cash equivalents—end of period	$114,294	$59,978

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$45	$61

Cash paid for income taxes	$22,516	$18,053

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MSC INDUSTRIAL DIRECT CO., INC. Condensed Consolidated Balance Sheets (In thousands)
MSC INDUSTRIAL DIRECT CO., INC. Condensed Consolidated Statements of Income (In thousands, except per share data)
MSC INDUSTRIAL DIRECT CO., INC. Consolidated Statements of Cash Flows (In thousands)